UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 6, 2006

Harris Interactive Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27577	16-1538028
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

135 Corporate Woods, Rochester , New York		14623
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-272-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 7, 2006, Harris Interactive Inc. (the "Company") decided to take certain actions designed to align the cost structure of its United Kingdom ("U.K.") operations with the operational needs of that business. Specifically, the Company elected to close two facilities in Macclesfield and Stockport and consolidate those operations into its Hazel Grove location. The Company expects to complete this facilities consolidation by June 30, 2006 and currently estimates that the expenses associated with the consolidation will not exceed $50,000, the majority of which represent cash payments on the remaining lease commitment for the Macclesfield facility. Additionally, the Company has classified the Stockport facility and the related property, plant and equipment as assets held for sale in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Currently, the Company is in the process of identifying potential buyers for the Stockport Facility and expects to sell the facility as soon as praticable but no later than June 7, 2007. Management believes that the current carrying value of that facility and the related assets do not exceed its fair value less anticipated selling costs. However, the consolidation may result in the disposal of certain fixed assets, the financial impact of which is not currently determinable. Anticipated selling costs are not expected to exceed $50,000, all of which will involve cash payments.

In connection with the facilities consolidation discussed above, the Company anticipates a reduction in the staff of the affected operations of between 10 and 15 employees by June 30, 2006. Estimated severance charges of approximately $250,000-$300,000 will be associated with this staff reduction, all of which will involve cash payments.

The Company anticipates that all actions in the plan will be completed by June 30, 2006 and expects to record a pre-tax restructuring charge of approximately $300,000-$350,000 during the quarter ending June 30, 2006. Cash payments in connection with the charge will be completed no later than June 7, 2007. The Company believes that these actions will generate annual cost savings of approximately $400,000.

The Company will file an amended Form 8-K if it determines that there are changes to any of the estimates noted above.

A copy of the press release dated June 7, 2006 announcing these actions is referenced in Item 9.01 below.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of June 6, 2006, Aled Morris resigned from his position as Managing Director of Harris Interactive Europe. The Company announced Mr. Morris' resignation in the press release referenced in Item 9.01 below.

Item 7.01 Regulation FD Disclosure.

On May 4, 2006, the Company announced a 12 month share repurchase program authorizing the purchase of up to $25 million of its common stock. Under the program, which started on May 17, 2006, the Company has purchased 835,400 shares of common stock at an average price of $5.00 per share as of June 6, 2006. The Company expects to continue its repurchase activity going forward.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1 - Press release issued by Harris Interactive Inc. on June 7, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harris Interactive Inc.

June 7, 2006	By:	Ronald E. Salluzzo

Name: Ronald E. Salluzzo
Title: Chief Financial Officer and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release issued by Harris Interactive Inc. on June 7, 2006